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KPMG LLP
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN  55402


           Consent of Independent Registered Public Accounting Firm


The Board of Directors and Stockholder of
Minnesota Life Insurance Company and
Contact Owners of Variable Annuity Account

We consent to the use of our report dated March 10, 2008 on the consolidated financial statements and supplementary schedules of Minnesota Life Insurance Company and subsidiaries and our report dated March 28, 2008 on the financial statements of Variable Annuity Account included herein and to the reference to our Firm under the heading "INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in Part B of the Registration Statement.

                                                         /s/ KPMG LLP
                                                         KPMG LLP

Minneapolis, Minnesota
April 22, 2008